Certificate of Designation of Rights and Preferences
                       for Series A Preferred Stock
                                   of
                             fonix corporation

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, fonix corporation, a Delaware corporation (the "Company"), does hereby certify:

     FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 166,667 shares designated "Series A Preferred Stock," with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions :

     RESOLVED, that in the judgment of the Board of Directors of the Company, and to fulfill the obligations of the Company pursuant to that certain Securities Purchase Agreement dated as of October 23, 1995, between and among Beesmark Investments, L.C. ("Beesmark"), Alan C. Ashton, and the Company and to comply with the terms of the Series A Subordinated Convertible Debenture dated October 23, 1995, which has subsequently been renewed between the Company and Beesmark (the "Debenture"), it is deemed advisable and in the best interests of the Company, subject to approval by the shareholders of the Company, to amend the Company's Articles of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series A Preferred Stock, par value $.0001 per share (the "Series A Stock"), which Series A Stock may be issued to Beesmark upon exercise by Beesmark of its conversion rights under the Debenture.
     . . . .

     FURTHER RESOLVED, that upon approval of the Amendment [to the Certificate of Incorporation of the Company (the "Amendment")] by the Company's shareholders, the directors hereby resolve to create and establish a new series of preferred stock designated "Series A Preferred Stock," which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series A Preferred Stock (the "Certificate of Designation") attached hereto as Exhibit B and by this reference incorporated herein.

     FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and directed to issue shares of the Series A Stock to Beesmark Investments, L.C., pursuant to the terms and provisions governing conversion of the Debenture into shares of Series A Stock.

     FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.
     . . . .

     FURTHER RESOLVED, that the Chairman, the President, any Vice-President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed:

     (i) to execute, deliver and file, on behalf of the Company, the Amendment and the Certificate of Designation.

     (ii) upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, to issue stock certificates representing shares of Series A Stock to Beesmark Investments, L.C., pursuant to the terms and provisions governing conversion of the Debenture into shares of Series A Stock.

     (iii)to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series A Preferred Stock of such class, as originally contemplated in the Debenture, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

     FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Preferred Stock be, and that same hereby are, ratified and approved in all respects.

     SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated this 24TH day of September, 1997.

                                    fonix corporation

                                    By: /s/ JEFFREY N. CLAYTON
                                       ---------------------------
                                        Jeffrey N. Clayton

                                        Title: Vice President and Secretary

                                  EXHIBIT "B"
                                     to
                   UNANIMOUS CONSENT RESOLUTIONS OF DIRECTORS


                     Designation of Rights and Preferences
                             for Series A Preferred Stock


The ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (166,667) of Series A Preferred Stock which class and series of stock shall have the following rights and preferences:

1. Designation and Number of Shares. The Series A Preferred Stock shall be designated and known as "Series A Preferred Stock" and shall consist of ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (166,667) shares.

2. Voting Rights. The holders of the Series A Preferred Stock shall be entitled to vote on any matters submitted to the shareholders of the company; each share of Series A Preferred Stock shall have the voting rights of one share of the Company's Common Stock.

3. Election of Director. The holders of the Series A Preferred Sock shall have the right to elect one (1) person to the Company's Board of Directors. Such director shall serve until such time as his or her successor shall elected or until there are no more shares of the Series A Preferred Stock issued and outstanding. The election of such director shall take place simultaneously with the annual election of the other directors of the Company, or at such other time as allowed by the Delaware General Business Company Statute, the Company's Certificate of Incorporation, or its Bylaws.

4. Dividends. In the event the Board of Directors of the Company shall declare any dividend or dividends on any class or series of stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive, out of legally available funds and payable in preference and priority to any payment of any cash dividend on the Common Stock or any other shares of capital stock in this Company, a dividend of $2.905 per share of Series A Preferred Stock (the "Series A Dividend"). In the event the Company shall not have legally available funds sufficient to pay the entire divided for all of the shares of the Series A Preferred Stock issued and outstanding at the record date for any dividend declaration, the Series A Dividend shall be paid to the extent of legally available funds pro rata to the holders of the
     Series A Preferred Stock, and any balance of the Series A Dividend as to which there is not legally available funds shall be payable out of the next declared dividend or dividends. The Series A Dividend shall be payable to the holders of record at the close of business on the date specified by the Board of Directors of the Company at the time such dividend is declared. No dividends shall be declared or paid or set apart specifically for payment on the Common Stock, or on the Preferred Stock of any series ranking, as to dividends, junior to the Series A Preferred Stock, for any period unless the Series A Dividend
     shall have been paid or is contemporaneously paid.    Unless the
     Series A Dividend shall have been paid in full, no other distribution shall be made upon the Common Stock of the Company or upon any securities junior to the Series A Preferred Stock.

5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

     a. Right to Convert. Subject to the provision for adjustment set forth below, each share of Series A Preferred Stock shall be convertible (the "Conversion Right"), at the option of the holder of such shares, at any time and from time to time, into one fully paid and non-assessable share of the Company's Common Stock.

     b. Mandatory Conversion. In the event that after issuance of the Series A Preferred Stock the market price of the Company's common Stock, as quoted on the NASDAQ Electronic Bulletin Board or any other similarly reliable quotation service, shall have equaled or exceeded $15.00 per share for a period of fifteen
          (15) consecutive market days, the entire amount of the then issued and outstanding shares of Series A Preferred Stock automatically shall be converted into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock.

     c. Effect of Liquidation. If the Company is liquidated, the Conversion Right of the Series A Preferred Stock shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of the Series A Preferred Stock.

     d. Mechanics of Conversion. To convert shares of Series A Preferred Stock to shares of Common Stock, the holder of such shares shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Common Stock, together with written notice that such holder elects to convert all or any number of shares of the Series A Preferred Stock represented by such certificate or certificates. The date of receipt of such certificates and notice by the transfer agent shall be the conversion date ("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of the Series A Preferred Stock, a certificate for the number of shares of Common Stock to which such holder shall be entitled.

     e. Reservation of Shares of Common Stock. The Company shall, for so long as there are shares of Series A Preferred Stock outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

6. Conversion Adjustment. The number of shares of Common Stock into which the shares of Series A Preferred Stock may be converted shall be subject to adjustment from time to time in certain circumstances as follows:

     a. If at any time before such conversion the Company shall (i) subdivide the outstanding shares of Common Stock into a greater number of shares; (ii) combine the outstanding shares of Common Stock into a smaller number of shares; (iii) change the outstanding shares of Common Stock into the same or a given number of shares or another class or classes of shares; (iv) declare a dividend on or in respect of the shares or other securities

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
          of the Company; or (v) offer to the holders of the shares of Common Stock any rights to subscribe for shares or for other securities of the Company; then the holders of the shares of Series A Preferred Stock shall be entitled, as the case may be, to receive the same number of shares of Common Stock or other securities of the Company, or to purchase, at the same price that the shares or securities are being offered to the holders of the shares of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding shares of Common Stock before such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their convertible Series A Preferred Stock was convertible on the record date for any such even.

     b. If at any time any of the shares of Series A Preferred Stock are outstanding the Company shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease substantially all of its property and business as an entirety, lawful provision shall be made as part of the terms of such consolidation, merger, sale or lease that the holder of any shares of Series A Preferred Stock receive, as securities or cash compensation for its shares of Series A Preferred Stock, the same kind and amount of securities, cash or assets as may be issuable, distributable or payable upon such consolidation, merger, sale or lease with respect to the shares of Common Stock of the Company, applying the conversion rate which would otherwise be in effect at the time of conversion as provided in this Resolution.

7. Liquidation Rights. In the event of insolvency or the liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holders of the Series A Preferred Stock shall be entitled to receive, after due payment or provision for the payment of the debts and other liabilities of the Company and before any liquidating distribution in respect of any other class of stock, a liquidating distribution of $36.33 per share of Series A Preferred Stock. After such payments to the holders of the Series A Preferred Stock, all remaining assets and funds of the Company shall be divided among and paid to the holders of the Company's Common Stock and the holders of the Series A Preferred Stock, pro rata, provided that the holders of the Series A Preferred Stock shall receive, for each share held, an amount equal to 1.5 multiplied by the per share amount distributed to the holders of the Common Stock.


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